Exhibit 99.4

[Industry Consultant’s Letterhead]

June 10, 2021

Xiaoju Kuaizhi Inc.

No. 1 Block B, Shangdong Digital Valley

No. 8 Dongbeiwang West Road

Haidian District, Beijing

People’s Republic of China

Re: Xiaoju Kuaizhi Inc. (the “Company”)

Ladies and Gentlemen,

We understand that the Company plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering.

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities and publicity materials in connection with its proposed initial public offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of
iResearch Consulting Group

/s/ Nelly Jin
Nelly Jin
Title: Partner